FIFTH AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Fifth Amendment to Amended and Restated Loan and Security Agreement (the “Amendment”) is entered into as of April 28, 2008, by and between COMERICA BANK (“Bank”) and ALIGN TECHNOLOGY, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of December 16, 2005 (as amended from time to time, including, without limitation, by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of November 15, 2006, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of December 1, 2006, that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of December 22, 2006, and that certain Fourth Amendment to Loan Documents dated as of March 7, 2007, collectively, the “Agreement”). All indebtedness owing by Borrower to Bank shall hereinafter be referred to as the “Indebtedness.” The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

I.
Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

II.	Amendment to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Article IV hereof, the Agreement is hereby amended as set forth below.

A.	Section 6.2(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) as soon as available, but in any event, if there are outstanding Credit Extensions then within thirty (30) days after the end of each month, and if there are no outstanding Credit Extensions then within thirty (30) days after the end of each quarter, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s consolidated operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer, together with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto;”

B.	Section 6.2(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) If there are outstanding Credit Extensions then within fifteen (15) days after the end of each month, and if there are no outstanding Credit Extensions then within fifteen (15) days after the end of each quarter, aged listings of accounts receivable and accounts payable by invoice date.”

C.	Section 6.2(b) of the Agreement is hereby deleted in its entirety and not replaced.

D.	Borrower’s and Bank’s addresses for notices set forth in Section 10 of the Agreement are hereby amended in their entirety to read as follows:

“If to Borrower:	Align Technology, Inc.
881 Martin Avenue
Santa Clara, CA 95050
Attn: Roger E. George
Fax: (408) 727-1393

If to Bank:	Comerica Bank
m/c 4770
75 E Trimble Road
San Jose, CA 95131
Attn: Manager
FAX: (408) 556-5091

With a copy to:	Comerica Bank
Five Palo Alto Square, Suite 800
3000 El Camino Real
Palo Alto, CA 94306
Attn: Heather Lynam
FAX: (650) 213-1710”

E.	Subsection (c) of the defined term “Permitted Investment” in Exhibit A to the Agreement is amended to read in its entirety as follows:

“(c) (i) Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year or (ii) repurchases by Borrower of its common stock on the open market of up to Five Million Dollars ($5,000,000) in the aggregate in any fiscal year, provided however, that for the period of time from April 28, 2008 through the later to occur of (A) December 31, 2008, or (B) the Revolving Maturity Date, Borrower shall be allowed to repurchase up to Fifty Million Dollars ($50,000,000) of its common stock on the open market, and further provided that in both clauses (i) and (ii) no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; notwithstanding the above, the foregoing limits on the aggregate amount of such repurchases shall not apply to the extent such repurchases are made by the cancellation of indebtedness;”

F.	Exhibit D to the Agreement is hereby amended and replaced in its entirety with Exhibit D attached hereto.

III.	Legal Effect.

A.	The Agreement is hereby amended wherever necessary to reflect the changes described above. Borrower agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

B.
Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Agreement and the other Loan Documents. Except as expressly modified pursuant to this Amendment, the terms of the Agreement and the other Loan Documents remain unchanged, and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Amendment in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Amendment shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties, all makers and endorsers of the Agreement and the other Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Amendment. The terms of this paragraph apply not only to this Amendment, but also to all subsequent loan modification requests.

C.
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. This is an integrated Amendment and supersedes all prior negotiations and agreements regarding the subject matter hereof. All modifications hereto must be in writing and signed by the parties.

IV.
Conditions Precedent. Except as specifically set forth in this Amendment, all of the terms and conditions of the Agreement and the other Loan Documents remain in full force and effect. The effectiveness of this Amendment is conditioned upon receipt by Bank of:

A. This Amendment, duly executed by Borrower;

B. A legal fee from Borrower in the amount of $250; and

C. Such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

ALIGN TECHNOLOGY, INC.

By: /s/ Kenneth B. Arola
Name: Kenneth B. Arola
Title: Vice President, Finance & CFO

COMERICA BANK

By: /s/ Jerry Iwata
Name: Jerry Iwata
Title: Vice President

EXHIBIT D

[INSERT UPDATED COMPLIANCE CERTIFICATE.]